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                                                                    EXHIBIT 23.4



                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement
(No. 333-13171) of Renaissance Cosmetics Inc., relating to 123,381 shares of 14.0% Senior Redeemable Preferred Stock, Series C of our report dated April 26, 1994, on the combined statements of income and cash flows of Cosmar Corporation and Affiliate for the year ended December 31, 1993, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.




/s/ Windes & McClaughry
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WINDES & McCLAUGHRY
Long Beach, California
March 25, 1997